Exhibit 99.1

Primoris Services Corporation Reports Third Quarter 2023 Results

Dallas, TX – November 7, 2023– Primoris Services Corporation (NYSE: PRIM) (“Primoris” or the “Company”) today announced financial results for its third quarter ended September 30, 2023 and provided comments on the Company’s operational performance and outlook for 2023.

For the third quarter of 2023, Primoris reported the following highlights (1):

●	Revenue of $1,529.5 million, up $245.4 million, or 19.1 percent, compared to the third quarter of 2022 driven by strong growth in power delivery, renewables, industrial and pipeline businesses;
●	Net income of $48.1 million, or $0.89 per diluted share, an increase of $5.1 million, or $0.09 per diluted share, from the third quarter of 2022;
●	Cash flow used in operating activities of $7.1 for the first nine months of 2023, up $94.9 million from the first nine months of 2022;
●	Backlog of $6.7 billion, up 22.2 percent from the third quarter of 2022, including Master Service Agreements (“MSA”) backlog of $2.1 billion, an increase of $0.1 billion compared to the second quarter of 2023;
●	Adjusted net income of $55.2 million, or $1.02 per diluted share, a decrease of $5.2 million, or $0.10 per diluted share, from the third quarter of 2022, primarily due to higher interest expense and tax rates in 2023; and
●	Adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA”) of $120.0 million, up $11.1 million, or 10.2 percent, from the third quarter of 2022.
(1)	Please refer to “Non-GAAP Measures” and Schedules 1, 2, 3 and 4 for the definitions and reconciliations of our Non-GAAP financial measures, including “Adjusted Net Income,” “Adjusted EPS” and “Adjusted EBITDA.”

“Primoris delivered another quarter of record revenue, exceeding $1.5 billion for the quarter, and continued to win new work and grew backlog to a record $6.7 billion,” said Tom McCormick, President and Chief Executive Officer of Primoris. “I want to congratulate our employees for prioritizing safety while performing on our customers’ projects with high quality standards to achieve these results.”

“We continue to experience strong tailwinds across the markets we serve as the demand to meet the growing energy needs and modernize our infrastructure remains high,” he added. “Although some economic uncertainty and challenges persist in the U.S. and elsewhere, we remain diligent in preparing for the future and performing on our projects in the present. This includes attracting, training and developing talent to execute on our backlog and focusing on cost discipline and productivity to generate cash flow to reinvest in our business.”

“As we move forward for the remainder of 2023, we are confident in our ability to achieve our annual financial and operational goals while positioning Primoris for revenue and earnings growth in 2024.”

Third Quarter 2023 Results Overview

Revenue was $1,529.5 million for the three months ended September 30, 2023, an increase of $245.4 million, or 19.1 percent, compared to the same period in 2022. The increase was primarily due to strong growth across our renewables, industrial and pipeline businesses, as well as organic growth and contributions from the PLH acquisition in power delivery. Gross profit was $173.9 million for the three months ended September 30, 2023, an increase of $19.0 million, or 12.3 percent, compared to the same period in 2022. The increase was primarily due to an increase in revenue and improved margins across several businesses in the Energy segment. Gross profit as a percentage of revenue was 11.4 percent for the three months ended September 30, 2023, compared to 12.1 percent for the same period in 2022. The decrease was related to lower Utilities segment margins, partially offset by an increase in margins in our Energy segment.

During the third quarter of 2023, net income was $48.1 million compared to net income of $43.0 million in the prior year. Diluted earnings per share (“EPS”) was $0.89 for the third quarter of 2023 compared to $0.80 for the same period in 2022. The increase in net income and diluted earnings per share from the previous year can be largely attributed to an increase in gross profit, partially offset by higher SG&A to support revenue growth, interest expense and taxes. Adjusted Net Income was $55.2 million for the third quarter, compared to $60.4 million for the same period in 2022. Adjusted diluted EPS was $1.02 for the third quarter of 2023, compared to $1.12 for the third quarter of 2022. The decrease in adjusted net income and adjusted diluted EPS was due primarily to adjustments related to a higher tax rate in 2023 and increased interest expense, partially offset by increased operating income. Adjusted EBITDA was $120.0 million for the third quarter of 2023, compared to $109.0 million for the same period in 2022.

In the first quarter of 2023, we changed our reportable segments in connection with the realignment of our internal organization and management structure, and now we report in two segments: Utilities and Energy. Revenue and gross profit for the segments for the three and nine months ended September 30, 2023 and 2022 were as follows:

Segment Revenue

(in thousands, except %)

(unaudited)

	For the three months ended September 30,
	2023		2022
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue
Utilities	$644,639	42.1%	$613,008	47.7%
Energy	884,847	57.9%	671,120	52.3%
Total	$1,529,486	100.0%	$1,284,128	100.0%

	For the nine months ended September 30,
	2023		2022
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue
Utilities	$1,813,768	43.2%	$1,447,857	46.8%
Energy	2,385,992	56.8%	1,643,604	53.2%
Total	$4,199,760	100.0%	$3,091,461	100.0%

Segment Gross Profit

(in thousands, except %)

(unaudited)

	For the three months ended September 30,
	2023		2022
		% of		% of
		Segment		Segment
Segment	Gross Profit	Revenue	Gross Profit	Revenue
Utilities	$64,654	10.0%	$78,046	12.7%
Energy	109,241	12.3%	76,861	11.5%
Total	$173,895	11.4%	$154,907	12.1%

	For the nine months ended September 30,
	2023		2022
		% of		% of
		Segment		Segment
Segment	Gross Profit	Revenue	Gross Profit	Revenue
Utilities	$164,244	9.1%	$140,755	9.7%
Energy	266,647	11.2%	162,746	9.9%
Total	$430,891	10.3%	$303,501	9.8%

Utilities Segment (“Utilities”): Revenue increased by $31.6 million, or 5.2 percent, for the three months ended September 30, 2023, compared to the same period in 2022, primarily due to increased power delivery revenue related to the acquisition of PLH in 2022. Gross profit for the three months ended September 30, 2023 decreased by $13.4 million, or 17.2 percent, compared to the same period in 2022. Gross profit as a percentage of revenue decreased to 10.0 percent during the three months ended September 30, 2023 compared to 12.7 percent for the same period in 2022. The decrease in gross profit is primarily attributable to productivity issues on certain legacy PLH projects that are nearing completion and an unfavorable revenue mix.

Energy Segment (“Energy”): Revenue increased by $213.7 million, or 31.8 percent, for the three months ended September 30, 2023, compared to the same period in 2022, due to increased activity across all businesses, particularly from pipeline, industrial and renewables projects. Gross profit for the three months ended September 30, 2023, increased by $32.4 million, or 42.1 percent, compared to the same period in 2022, primarily due to higher revenue and margins. Gross profit as a percentage of revenue increased to 12.3 percent during the three months ended September 30, 2023, compared to 11.5 percent in the same period in 2022. The increase in gross margin is primarily due to improvement in pipeline project margins and growth in high margin renewable energy work.

Other Income Statement Information

Selling, general and administrative (“SG&A”) expenses were $84.4 million during the quarter ended September 30, 2023, an increase of $8.7 million, or 11.5 percent, compared to 2022. The increase year-over-year was primarily due to higher incentive compensation costs associated with improved operational performance and an increase in headcount to support revenue growth. SG&A expense as a percentage of revenue decreased to 5.5 percent in the third quarter of 2023, compared to 5.9 percent in the third quarter 2022, primarily due to increased revenue.

Interest expense, net for the quarter ended September 30, 2023 was $21.1 million compared to $13.1 million for the quarter ended September 30, 2022. The increase of $8.0 million was due to higher average debt balances and higher average interest rates. Interest expense for the full year 2023 is expected to be at the high end of the $73 to $77 million guidance range.

The effective tax rate on income for the quarter ended September 30, 2023 of 29.0% differs from the U.S. federal statutory rate of 21.0% primarily due to state income taxes and nondeductible components of per diem expenses. We recorded income tax expense for the quarter ended September 30, 2023 of $36.1 million compared to $22.3 million for the quarter ended September 30, 2022. The $13.8 million increase in income tax expense is primarily driven by both a higher pretax income and a higher effective tax rate in 2023.

Outlook

The Company is reaffirming its estimates for the year ending December 31, 2023. Net income is expected to be between $2.15 and $2.35 per fully diluted share. Adjusted EPS is estimated in the range of $2.60 to $2.80 for 2023. Adjusted EBITDA for the full year 2023 is expected to range from $360 million to $380 million.

The Company is targeting SG&A expense as a percentage of revenue in the high five to low six percent range for full year 2023. The Company’s targeted gross margins by segment are as follows: Utilities in the range of 9 to 11 percent and Energy in the range of 10 to 12 percent. The Company expects its effective tax rate for 2023 to be approximately 29 percent, but it may vary depending on the mix of states in which the Company operates.

Adjusted EPS and Adjusted EBITDA are non-GAAP financial measures. Please refer to “Non-GAAP Measures” and Schedules 1-4 below for the definitions and reconciliations. The guidance provided above constitutes forward-looking statements, which are based on current economic conditions and estimates, and the Company does not include other potential impacts, such as changes in accounting or unusual items. Supplemental information relating to the Company’s financial outlook is posted in the Investor Relations section of the Company’s website at www.prim.com.

Backlog

(in millions)

	Backlog at September 30, 2023
Segment	Fixed Backlog	MSA Backlog	Total Backlog
Utilities	$96.7	$1,818.3	$1,915.0
Energy	4,530.9	241.0	4,771.9
Total	$4,627.6	$2,059.3	$6,686.9

At September 30, 2023, Fixed Backlog was $4.6 billion, up nearly $0.1 billion compared to our backlog at June 30, 2023 and up $1.1 billion from December 31, 2022. MSA Backlog was $2.1 billion, mostly flat compared June 30, 2023 and up $0.2 billion from December 31, 2022. MSA Backlog represents estimated MSA revenue for the next four quarters. Total Backlog as of September 30, 2023 was $6.7 billion, which represented a new record for the Company. The Company expects that during the next four quarters, the Company will recognize as revenue approximately 69 percent of the total backlog at September 30, 2023, comprised of backlog of approximately: 100 percent of the Utilities segment and 56 percent of the Energy segment.

Backlog, including estimated MSA revenue, should not be considered a comprehensive indicator of future revenue. Revenue from certain projects where scope, and therefore contract value, is not adequately defined, is not included in Fixed Backlog. At any time, any project may be cancelled at the convenience of the Company’s customers.

Balance Sheet and Capital Allocation

At September 30, 2023, the Company had $160.7 million of unrestricted cash and cash equivalents. In the third quarter of 2023, capital expenditures were $40.1 million, including $10.4 million in construction equipment purchases. Capital expenditures for the nine months ended September 30, 2023 were $82.5 million, including $31.4 million in construction equipment purchases. The Company estimates capital expenditures for the remaining three months of 2023 are expected to total between $10 million and $20 million, which includes $5 million to $10 million for equipment.

The Company also announced that on November 2, 2023, its Board of Directors declared a $0.06 per share cash dividend to stockholders of record on December 29, 2023, payable on approximately January 12, 2024. During the nine months ended September 30, 2023 the Company did not purchase any shares of common stock under its share purchase program. As of September 30, 2023, the Company had $19.0 million remaining for purchase under the share purchase program. In November 2023, the Company’s Board of Directors replenished the limit under the share purchase program to $25.0 million. The share purchase plan expires on December 31, 2024.

Conference Call and Webcast

As previously announced, management will host a conference call and webcast on Wednesday, November 8, 2023, at 9:00 a.m. U.S. Central Time (10:00 a.m. U.S. Eastern Time). Tom McCormick, President and Chief Executive Officer, and Ken Dodgen, Executive Vice President and Chief Financial Officer, will discuss the Company’s results and business outlook.

Investors and analysts are invited to participate in the call by phone at 1-888-330-3428, or internationally at 1-646-960-0679 (access code: 7581464) or via the Internet at www.prim.com. A replay of the call will be available on the Company’s website or by phone at 1-800-770-2030, or internationally at 1-647-362-9199 (access code: 7581464), for a seven-day period following the call.

Presentation slides to accompany the conference call are available for download under “Events & Presentations” in the “Investors” section of the Company’s website at www.prim.com.

Non-GAAP Measures

This press release contains certain financial measures that are not recognized under generally accepted accounting principles in the United States (“GAAP”). Primoris uses earnings before interest, income taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS as important supplemental measures of the Company’s operating performance. The Company believes these measures enable investors, analysts, and management to evaluate Primoris’ performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. In addition, management believes these measures are useful in comparing the Company’s operating results with those of its competitors. The non-GAAP measures presented in this press release are not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, Primoris’ method of calculating these measures may be different from methods used by other companies, and, accordingly, may not be comparable to similarly titled measures as calculated by other companies that do not use the same methodology as Primoris. Please see the accompanying tables to this press release for reconciliations of the following non‐GAAP financial measures for Primoris’ current and historical results: EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS.

About Primoris

Primoris Services Corporation is a premier specialty contractor providing critical infrastructure services to the utility, energy, and renewables markets throughout the United States and Canada. Built on a foundation of trust, we deliver a range of engineering, construction, and maintenance services that power, connect, and enhance society. On projects spanning utility-scale solar, renewables, power delivery, communications, and transportation infrastructure, we offer unmatched value to our clients, a safe and entrepreneurial culture to our employees, and innovation and excellence to our communities. To learn more, visit www.prim.com and follow us on social media at @PrimorisServicesCorporation.

Forward Looking Statements

This press release contains certain forward-looking statements, including the Company’s outlook, that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including with regard to the Company’s future performance. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates”, “believes”, “could”, “estimates”, “expects”, “intends”, “may”, “plans”, “potential”, “predicts”, “projects”, “should”, “will”, “would” or similar expressions. Forward-looking statements include information concerning the possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of regulation and the economy, generally. Forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Actual results may differ materially as a result of a number of factors, including, among other things, customer timing, project duration, weather, and general economic conditions; changes in the mix of customers, projects, contracts and business; regional or national and/or general economic conditions and demand for the Company’s services; price, volatility, and expectations of future prices of oil, natural gas, and natural gas liquids; variations and changes in the margins of projects performed during any particular quarter; increases in the costs to perform services caused by changing conditions; the termination, or expiration of existing agreements or contracts; the budgetary spending patterns of customers; inflation and other increases in construction costs that the Company may be unable to pass through to customers; cost or schedule overruns on fixed-price contracts; availability of qualified labor for specific projects; changes in bonding requirements and bonding availability for existing and new agreements; the need and availability of letters of credit; increases in interest rates and slowing economic growth or recession; the instability in the banking system as a result of recent bank failures; costs incurred to support growth, whether organic or through acquisitions; the timing and volume of work under contract; losses experienced in the Company’s operations; the results of the review of prior period accounting on certain projects and the impact of adjustments to accounting estimates; developments in governmental investigations and/or inquiries; intense competition in the industries in which the Company operates; failure to obtain favorable results in existing or future litigation or regulatory proceedings, dispute resolution proceedings or claims, including claims for additional costs; failure of partners, suppliers or subcontractors to perform their obligations; cyber-security breaches; failure to maintain safe worksites; risks or uncertainties associated with events outside of the Company’s control, including conflicts in the Gaza Strip and between Russia and Ukraine, severe weather conditions, public health crises and pandemics, political crises or other catastrophic events; client delays or defaults in making payments; the availability of credit and restrictions imposed by credit facilities; failure to implement strategic and operational initiatives; risks or uncertainties associated with acquisitions, dispositions and investments; possible information technology interruptions or inability to protect intellectual property; the Company’s failure, or the failure of the Company’s agents or partners, to comply with laws; the Company's ability to secure appropriate insurance; new or changing legal requirements, including those relating to environmental, health and safety matters; the loss of one or a few clients that account for a significant portion of the Company's revenues; asset impairments; and risks arising from the inability to successfully integrate acquired businesses. In addition to information included in this press release, additional information about these and other risks can be found in Part I, Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and the Company’s other filings with the U.S. Securities and Exchange Commission

(“SEC”). Such filings are available on the SEC’s website at www.sec.gov. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements. Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

###

Company Contacts
Ken Dodgen	Blake Holcomb
Executive Vice President, Chief Financial Officer	Vice President, Investor Relations
(214) 740-5608	(214) 545-6773
kdodgen@prim.com	bholcomb@prim.com

PRIMORIS SERVICES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenue	$1,529,486	$1,284,128	$4,199,760	$3,091,461
Cost of revenue	1,355,591	1,129,221	3,768,869	2,787,960
Gross profit	173,895	154,907	430,891	303,501
Selling, general and administrative expenses	84,404	75,721	247,984	190,905
Transaction and related costs	1,084	12,706	4,677	18,228
Gain on sale and leaseback transaction	—	—	—	(40,084)
Operating income	88,407	66,480	178,230	134,452
Other income (expense):
Foreign exchange (loss) gain, net	(1)	(683)	1,301	(239)
Other income, net	467	128	1,540	274
Interest expense, net	(21,065)	(13,075)	(56,443)	(20,656)
Income before provision for income taxes	67,808	52,850	124,628	113,831
Provision for income taxes	(19,664)	(9,810)	(36,142)	(22,311)
Net income	48,144	43,040	88,486	91,520

Dividends per common share	$0.06	$0.06	$0.18	$0.18

Earnings per share:
Basic	$0.90	$0.81	$1.66	$1.72
Diluted	$0.89	$0.80	$1.63	$1.70

Weighted average common shares outstanding:
Basic	53,339	53,181	53,275	53,228
Diluted	54,351	53,748	54,171	53,778

PRIMORIS SERVICES CORPORATION

CONSOLIDATED BALANCE SHEETS

(In Thousands)

(Unaudited)

	September 30,	December 31,
	2023	2022

ASSETS
Current assets:
Cash and cash equivalents	$160,736	$248,692
Accounts receivable, net	851,612	663,119
Contract assets	743,836	616,224
Prepaid expenses and other current assets	134,967	176,350
Total current assets	1,891,151	1,704,385
Property and equipment, net	489,395	493,859
Operating lease assets	308,111	202,801
Intangible assets, net	232,752	249,381
Goodwill	857,650	871,808
Other long-term assets	24,112	21,786
Total assets	$3,803,171	$3,544,020
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$500,093	$534,956
Contract liabilities	387,767	275,947
Accrued liabilities	321,639	245,837
Dividends payable	3,203	3,187
Current portion of long-term debt	85,233	78,137
Total current liabilities	1,297,935	1,138,064
Long-term debt, net of current portion	1,013,519	1,065,315
Noncurrent operating lease liabilities, net of current portion	222,524	130,787
Deferred tax liabilities	29,235	57,101
Other long-term liabilities	43,150	43,915
Total liabilities	2,606,363	2,435,182
Commitments and contingencies
Stockholders’ equity
Common stock	6	6
Additional paid-in capital	272,800	263,771
Retained earnings	926,569	847,681
Accumulated other comprehensive income	(2,567)	(2,620)
Total stockholders’ equity	1,196,808	1,108,838
Total liabilities and stockholders’ equity	$3,803,171	$3,544,020

PRIMORIS SERVICES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2023	2022
Cash flows from operating activities:
Net income	$88,486	$91,520
Adjustments to reconcile net income to net cash used in operating activities (net of effect of acquisitions):
Depreciation and amortization	81,454	69,348
Stock-based compensation expense	8,955	5,748
Gain on sale of property and equipment	(29,603)	(17,987)
Gain on sale and leaseback transaction	—	(40,084)
Unrealized gain on interest rate swap	(3,001)	(5,616)
Other non-cash items	1,546	1,877
Changes in assets and liabilities:
Accounts receivable	(185,815)	(122,867)
Contract assets	(128,360)	(148,044)
Other current assets	32,961	(98,489)
Other long-term assets	633	1,975
Accounts payable	(34,855)	133,731
Contract liabilities	106,042	(10,364)
Operating lease assets and liabilities, net	3,114	(896)
Accrued liabilities	51,182	40,016
Other long-term liabilities	114	(1,903)
Net cash used in operating activities	(7,147)	(102,035)
Cash flows from investing activities:
Purchase of property and equipment	(82,500)	(75,696)
Proceeds from sale of assets	47,579	19,237
Proceeds from sale and leaseback transaction, net of related expenses	—	49,887
Cash paid for acquisitions, net of cash and restricted cash acquired	9,300	(478,438)
Net cash used in investing activities	(25,621)	(485,010)
Cash flows from financing activities:
Borrowings under revolving lines of credit	440,223	169,943
Payments on revolving lines of credit	(420,223)	(19,804)
Proceeds from issuance of long-term debt	—	469,531
Payments on long-term debt	(66,055)	(77,751)
Proceeds from issuance of common stock	681	596
Debt issuance costs	—	(6,643)
Dividends paid	(9,582)	(9,583)
Purchase of common stock	—	(5,990)
Other	(5,067)	(4,947)
Net cash (used in) provided by financing activities	(60,023)	515,352
Effect of exchange rate changes on cash, cash equivalents and restricted cash	346	(924)
Net change in cash, cash equivalents and restricted cash	(92,445)	(72,617)
Cash, cash equivalents and restricted cash at beginning of the period	258,991	205,643
Cash, cash equivalents and restricted cash at end of the period	$166,546	$133,026

Non-GAAP Measures

Schedule 1

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Adjusted Net Income and Adjusted EPS

(In Thousands, Except Per Share Amounts)

(Unaudited)

Adjusted Net Income and Adjusted EPS

Primoris defines Adjusted Net Income as net income (loss) adjusted for certain items including, (i) non‐cash stock‐based compensation expense; (ii) transaction/integration and related costs; (iii) asset impairment charges; (iv) changes in fair value of the Company’s interest rate swap; (v) change in fair value of contingent consideration liabilities; (vi) amortization of intangible assets; (vii) amortization of debt discounts and debt issuance costs; (viii) losses on extinguishment of debt; (ix) severance and restructuring changes; (x) selected (gains) charges that are unusual or non-recurring; and (xi) impact of changes in statutory tax rates. The Company defines Adjusted EPS as Adjusted Net Income divided by the diluted weighted average shares outstanding. Management believes these adjustments are helpful for comparing the Company’s operating performance with prior periods. Because Adjusted Net Income and Adjusted EPS, as defined, exclude some, but not all, items that affect net income and diluted earnings per share, they may not be comparable to similarly titled measures of other companies. The most comparable GAAP financial measures, net income and diluted earnings per share, and information reconciling the GAAP and non‐GAAP financial measures, are included in the table below.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2023	2022	a	2023	2022
Net income as reported (GAAP)	$48,144	$43,040		$88,486	$91,520
Non-cash stock based compensation	3,568	1,753		8,955	5,748
Transaction/integration and related costs	1,084	12,706		4,677	18,228
Amortization of intangible assets	5,193	6,711		16,630	13,784
Amortization of debt issuance costs	563	422		1,545	988
Loss on extinguishment of debt	—	759		—	759
Unrealized gain on interest rate swap	(256)	(1,045)		(3,001)	(5,616)
Change in fair value of contingent consideration	(182)	—		(875)	—
Gain on sale and leaseback transaction	—	—		—	(40,084)
Income tax impact of adjustments	(2,891)	(3,954)		(8,100)	1,214
Adjusted net income	$55,223	$60,392		$108,317	$86,541
Weighted average shares (diluted)	54,351	53,748		54,171	53,778
Diluted earnings per share	$0.89	$0.80		$1.63	$1.70
Adjusted diluted earnings per share	$1.02	$1.12		$2.00	$1.61

Schedule 2

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

(In Thousands)

(Unaudited)

EBITDA and Adjusted EBITDA

Primoris defines EBITDA as net income (loss) before interest, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for certain items including, (i) non‐cash stock‐based compensation expense; (ii) transaction/integration and related costs; (iii) asset impairment charges; (iv) severance and restructuring changes; (v) change in fair value of contingent consideration liabilities; and (vi) selected (gains) charges that are unusual or non-recurring. The Company believes the EBITDA and Adjusted EBITDA financial measures assist in providing a more complete understanding of the Company’s underlying operational measures to manage its business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. EBITDA and Adjusted EBITDA are non‐GAAP financial measures and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. These non‐GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. The most comparable GAAP financial measure, net income, and information reconciling the GAAP and non‐GAAP financial measures are included in the table below.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net income as reported (GAAP)	$48,144	$43,040	$88,486	$91,520
Interest expense, net	21,065	13,075	56,443	20,656
Provision for income taxes	19,664	9,810	36,142	22,311
Depreciation and amortization	26,700	28,570	81,454	69,348
EBITDA	115,573	94,495	262,525	203,835
Non-cash stock based compensation	3,568	1,753	8,955	5,748
Transaction/integration and related costs	1,084	12,706	4,677	18,228
Change in fair value of contingent consideration	(182)	—	(875)	—
Gain on sale and leaseback transaction	—	—	—	(40,084)
Adjusted EBITDA	$120,043	$108,954	$275,282	$187,727

Schedule 3

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Forecasted Adjusted Net Income and Adjusted Diluted Earnings Per Share for Full Year 2023

(In Thousands, Except Per Share Amounts)

(Unaudited)

The following table sets forth a reconciliation of the forecasted GAAP net income to Adjusted Net Income and EPS to Adjusted EPS for the year ending December 31, 2023.

	Estimated Range
	Full Year Ending
	December 31, 2023
Net income as defined (GAAP)	$116,500	$127,500
Non-cash stock based compensation	11,000	11,000
Amortization of intangible assets	21,500	21,500
Amortization of debt issuance costs	1,900	1,900
Unrealized gain on interest rate swap	(3,000)	(3,000)
Transaction/integration and related costs	4,600	4,600
Change in fair value of contingent consideration	(900)	(900)
Income tax impact of adjustments (1)	(10,300)	(10,300)
Adjusted net income	$141,300	$152,300
Weighted average shares (diluted)	54,300	54,300
Diluted earnings per share	$2.15	$2.35
Adjusted diluted earnings per share	$2.60	$2.80

(1)	Adjustments above are reported on a pre-tax basis before the income tax impact of adjustments. The income tax impact for each adjustment is determined by calculating the tax impact of the adjustment on the Company's quarterly and annual effective tax rate, as applicable, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Schedule 4

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Forecasted EBITDA and Adjusted EBITDA for Full Year 2023

(In Thousands)

(Unaudited)

The following table sets forth a reconciliation of the forecasted GAAP net income to Adjusted EBITDA for the year ending December 31, 2023.

	Estimated Range
	Full Year Ending
	December 31, 2023
Net income as defined (GAAP)	$116,500	$127,500
Interest expense, net	73,000	77,000
Provision for income taxes	47,800	52,800
Depreciation and amortization	108,000	108,000
EBITDA	$345,300	$365,300
Non-cash stock based compensation	11,000	11,000
Transaction/integration and related costs	4,600	4,600
Change in fair value of contingent consideration	(900)	(900)
Adjusted EBITDA	$360,000	$380,000